Exhibit 10.2

NOMINEE AGREEMENT

This Nominee Agreement (this “Agreement”) is effective as of August 2, 2023 (the “Effective Date”) by and between Innovation Neuromonitoring LLC (“Nominee”), and Assure Networks Texas Holdings II, LLC (“Beneficial Owner”). Nominee and the Beneficial Owner may be referred to individually as “Party” or collectively as “Parties” to this Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Asset Purchase Agreement dated August 2, 2023 (the “Purchase Agreement”), pursuant to which, Nominee agreed to, among other things, act as a Nominee for the benefit of the Beneficial Owner for the purpose of (i) holding certain contractual rights arising under the agreements listed on Exhibit A, subject to any limitations set forth therein and in this Agreement, (herein the “Nominee Agreements”), and (ii) otherwise facilitating certain operational functions related to business operations in furtherance of the performance obligations arising under the Nominee Agreements, including, without limitation, those set forth on Exhibit B (collectively, the “Nominee Operational Functions”); and

WHEREAS, the Parties acknowledge and agree that this Agreement is intended to cause Beneficial Owner to receive the benefit of the Nominee Agreements, to the extent permitted by law and the Nominee Agreements, which Nominee Agreements were not otherwise practically assignable in a time frame that was acceptable to the Parties in connection with the closing of the transactions contemplated in the Purchase Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.            Nominee Performance Obligations. Except as otherwise provided herein, Nominee shall perform all obligations arising under the Nominee Agreement and shall otherwise perform the Nominee Operations Functions and such other reasonable actions in ordinary course of business and in accordance with applicable laws and regulations and such documents as may govern such obligations, as directed by Beneficial Owner from time to time all as related to such Nominee Agreements. In addition, Nominee covenants and agrees to take such reasonable actions and execute such documents as necessary and directed by Beneficial Owner to assign the Nominee Agreements, to the extent they are assignable, identified by Beneficial Owner to Beneficial Owner or its designee. For the avoidance of doubt, all revenue generated by the Nominee Agreements, after the date of Closing of the Purchase Agreement, is for the benefit of Beneficial Owner and shall be paid to Beneficial Owner within five (5) business days of Nominee’s receipt of such revenue, or shall otherwise be paid in such manner as directed by Beneficial Owner in writing, but in no event in less than five (5) business days after receipt.

2.            Beneficial Owner Performance Obligations. Beneficial Owner shall timely pay all ordinary operating expenses detailed on Exhibit C in connection with Nominee’s performance of the Nominee Operational Functions provided that in the event Nominee pays an ordinary operating expense with the prior written consent of Beneficial Owner, in connection with Nominee’s performance of the Nominee Operational Functions, Beneficial Owner shall reimburse Nominee within three (3) business days from receipt of written documentation from Nominee (the “Expense Reimbursements”).

3.              Term. The term of this Agreement shall begin on the Effective Date and shall continue until (i) the three-year anniversary of the Effective Date, or (ii) such earlier date or later date as mutually agreed by the Parties in writing. Notwithstanding the above, in the event of a termination of the Purchase Agreement, regardless of reason but specifically including termination under Sections 2.3 or 5.2.4 of the Purchase Agreement, this Nominee Agreement shall immediately terminate without penalty.

4.            Authority. Nominee shall have the authority to perform such acts reasonably deemed necessary to perform obligations arising under the Nominee Agreements. Notwithstanding the foregoing, Nominee shall obtain written consent of Beneficial Owner prior to:

4.1            entering into agreement and contract that binds or otherwise causes a performance obligation on the party of Beneficial Owner; making any expenditure that that binds or otherwise cause a performance obligation on the part of Beneficial Owner;

4.2            terminating any Nominee Agreement; hiring or contracting with any individual or entity whose compensation or consideration will be paid, directly or indirectly, by Beneficial Owner;

4.3            taking any other action or omission that causes Beneficial Owner to lose any benefit, directly or indirectly, of the Nominee Agreements, unless such action is required by law in which event prior written consent is not required.

Notwithstanding anything to the contrary contained herein, Nominee shall have no authority to bind Beneficial Owner to any direct obligations without the prior written consent of Beneficial Owner.

1.            Consideration. The Parties acknowledge and agree that the consideration exchanged by Beneficial Owner and the Nominee under the Purchase Agreement, which includes employment of certain key personnel is, other than the Expense Reimbursements, is payment in full for Nominee’s performance under this Agreement and that such consideration, together with the Expense Reimbursements, is the mutually negotiated and agreed upon consideration for the assets purchased under the Purchase Agreement and Nominee’s performance of its obligations hereunder, including, the Nominee Operational Functions. But for Nominee’s agreement to enter into this Agreement, Beneficial Owner would not have entered into the Purchase Agreement or paid Nominee the consideration contemplated therein in.

2.	Exculpation; Indemnification; Representations, Warranties, Covenants.

2.1            Nominee, including its agents, employees, members, managers, representatives, contractors and affiliates will not be liable and will be indemnified, defended and held harmless by Beneficial Owner for any action taken, or omitted to be taken, in good faith and at the written direction of Beneficial Owner after the Effective Date, by Nominee, or on behalf of Nominee by any of its agents, employees, members, managers, representatives, contractors or affiliates in connection with the performance of the Nominee Operational Functions. Notwithstanding anything in the foregoing to the contrary, in no event shall Nominee be relieved of any liability for: (a) conduct not undertaken in good faith; (b) conduct that amounts to gross negligence, recklessness, fraud, or willful malfeasance; (c) conduct that constitutes a willful breach of this Agreement or any of the Nominee Agreements; or (d) any unlawful action.

2.2          Beneficial Owner, including its agents, employees, members, managers, representatives, contractors and affiliates will not be liable and will be indemnified and held harmless by Nominee for any action taken, or omitted to be taken (i) prior to the Effective Date, including, without limitation, any action taken or omitted to be taken by Nominee or any of Nominee’s agents, employees, members, managers, representatives, contractors or affiliates, including, without limitation, actions taken in connection with the Nominee Agreements, or (i) by Nominee or any of Nominee’s agents, employees, members, managers, representatives, contractors or affiliates that are in breach of this Nominee Agreements or in violation of applicable law.

2.3            Nominee covenants and agrees to take all reasonably necessary actions in the ordinary course of business and perform such reasonable functions as directed by Beneficial Owner to assist the Beneficial Owner in obtaining and realizing the benefits of the Nominee Agreements.

2.4            Beneficial Owner covenants and agrees to take all necessary actions and perform such functions as necessary to ensure Nominee receives timely directives and resources to enable Nominee to perform under this Agreement the Nominee Operational Functions.

3.	Miscellaneous.

3.1            Governing Law. The validity, construction and interpretation of this Agreement will be governed by and construed in accordance with the laws of the State of Colorado.

3.2            Conflict of Terms. If and to the extent that there are any discrepancies between the provisions of this Agreement and any other document securing or pertaining to the indebtedness evidenced by this Agreement, the provisions of this Agreement shall control, provided however, if there is a discrepancy between this Agreement and the Purchase Agreement, the Purchase Agreement shall control.

3.3            Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be given to the respective addresses set forth on the execution page of this Agreement or to such other address as either Party may have furnished to the other in writing in accordance herewith. Each such notice or other communication shall be effective (i) if given by prepaid overnight courier, upon receipt, or (ii) if given by United States mail, postage prepaid, return receipt requested, the later of actual receipt or three (3) business days after deposit with the United States postal service; provided that notice of change of address shall be effective only upon actual receipt.

3.4            Assignment. All assignments of this Agreement shall require the prior written approval of all the Parties.

4.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date, notwithstanding the actual date of execution.

NOMINEE:

Innovation Neuromonitoring LLC

By:	/s/ Anthony Casarez
Name: Anthony Casarez
Title: CEO
Address: *REDACTED*

BENEFICIAL OWNER:

Assure Networks Texas Holdings II, LLC

By:	/s/ John Farlinger
Name: John Farlinger
Title: CEO
Address: *REDACTED*

Exhibit A

Nominee Agreements

List of Seller’s Hospital and System Contracts by Region

*REDACTED*

Exhibit B

Nominee Operational Functions

1.	Perform all performance obligations under the Nominee Agreements.

2.	Employ and terminate such individuals as mutually agreed by Nominee and Beneficial Owner for performance of the Nominee Operational Functions.

3.	Continue and establish operational policies and procedures to ensure compliance with all applicable laws.

4.	Continue and establish operational policies and procedures to ensure compliant performance under the Nominee Agreements.